SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               TenFold Corporation
                                (Name of Issuer)

                   Common Stock, par value of $.001 per share
                         (Title of Class of Securities)

                                   88033 A 103
                                 (CUSIP Number)

                                  May 26, 1999
             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                      { }  Rule 13d-1(b)

                      { }  Rule 13d-1(c)

                      {x}  Rule 13d-1(d)






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----------------------------------------  --------------------------------------
CUSIP No.   88033 A 103                13G            Page   1   of   11   Pages

----------------------------------------  --------------------------------------

------------ -------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) First Media TF Holdings, LLC
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group     (a)
             (See Instructions)                                   (b) {x}


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC Use Only



------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       Citizenship or Place of Organization

             Delaware

------------ -------------------------------------------------------------------
---------------------------------------- --------- -----------------------------
               Number of                    5      Sole Voting Power

                Shares                                                       -0-
                                         --------- -----------------------------
                                         --------- -----------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                                                3,340,330
                                         --------- -----------------------------
                                         --------- -----------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                                                     -0-
                                         --------- -----------------------------
                                         --------- -----------------------------
                                            8      Shared Dispositive Power
              Person With                                              3,340,330
---------------------------------------- --------- -----------------------------
------------ -------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             3,340,330

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares{x}

             (See Instructions)


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             9.6% (based on the 34,630,899 shares outstanding as of October 12, 1999, as reported on the cover page of TenFold's Form 10-Q for the quarter ended September 30, 1999)

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             OO

------------ -------------------------------------------------------------------

----------------------------------------  --------------------------------------
CUSIP No.   88033 A 103                 13G           Page   2   of   11   Pages

----------------------------------------  --------------------------------------

------------ -------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) First Media, L.P.
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group           (a)
             (See Instructions)                                         (b) {x}


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC Use Only



------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       Citizenship or Place of Organization

             Delaware

------------ -------------------------------------------------------------------
---------------------------------------- --------- -----------------------------
               Number of                    5      Sole Voting Power

                Shares                                                       -0-
                                         --------- -----------------------------
                                         --------- -----------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                                                3,340,330
                                         --------- -----------------------------
                                         --------- -----------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                                                     -0-
                                         --------- -----------------------------
                                         --------- -----------------------------
                                            8      Shared Dispositive Power
              Person With                                              3,340,330
---------------------------------------- --------- -----------------------------
------------ -------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             3,340,330

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares{x}

             (See Instructions)


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             9.6% (based on the 34,630,899 shares outstanding as of October 12, 1999, as reported on the cover page of TenFold's Form 10-Q for the quarter ended September 30, 1999)

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             PN

------------ -------------------------------------------------------------------
 .

----------------------------------------  --------------------------------------
CUSIP No.   88033 A 103                 13G           Page   3   of   11   Pages

----------------------------------------  --------------------------------------

------------ -------------------------------------------------------------------
     1 Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only) First Media Corporation
------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     2       Check the Appropriate Box if a Member of a Group            (a)
             (See Instructions)                                          (b) {x}


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     3       SEC Use Only



------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
     4       Citizenship or Place of Organization

             Delaware

------------ -------------------------------------------------------------------
---------------------------------------- --------- -----------------------------
               Number of                    5      Sole Voting Power

                Shares                                                       -0-
                                         --------- -----------------------------
                                         --------- -----------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                                                3,340,330
                                         --------- -----------------------------
                                         --------- -----------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                                                     -0-
                                         --------- -----------------------------
                                         --------- -----------------------------
                                            8      Shared Dispositive Power
              Person With                                              3,340,330
---------------------------------------- --------- -----------------------------
------------ -------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             3,340,330

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares{x}

             (See Instructions)


------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             9. 6% (based on the 34,630,899 shares outstanding as of October 12, 1999, as reported on the cover page of TenFold's Form 10-Q for the quarter ended September 30, 1999)

------------ -------------------------------------------------------------------
------------ -------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             CO

------------ -------------------------------------------------------------------

Item 1(a).        Name of Issuer:

         This Report on Schedule 13G relates to the Common Stock, par value $.001 per share (the "Common Stock"), of TenFold Corporation, a Delaware Corporation (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at 180 West Election Road, Draper, Utah 84020.

Item 2(a).        Name of Person Filing:

        First Media Holdings, LLC, First Media, L.P. and First Media Corporation

Item 2(b).        Address of Principal Business Office or, if None, Residence

         11400 Skipwith Lane, Potomac, Maryland  20854

Item 2(c).        Citizenship:

         Delaware

Item 2(d).        Title of Class of Securities

         Common Stock, par value $.001 per share

Item 2(e).        CUSIP Number:

         88033 A 103

Item 3. If this statement is filed pursuant to Rule 13(d)-1(b), or 13(d)-2(b), or (c), check whether the person filing is a: N/A

(a) { } Broker or dealer registered under Section 15 of the Exchange Act.

(b) { } Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) { } Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) { } Investment company registered under Section 8 of the Investment Company Act.

(e) { } An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) { } An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) { } A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) { } A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) { } A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) { } Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13(d)-1(c), check this box.

Item 4.           Ownership.

(a)  Amount beneficially owned:     3,340,300   .

(b)  Percent of class:   9.6   .

(c)  Number of shares as to which the person has:

(i)  Sole power to vote or to direct the vote    3,340,300   .

(ii) Shared power to dispose or direct the disposition of -0- .

(iii)Sole power to dispose or to direct the disposition of 3,340,300 .

(iv) Shared power to dispose or to direct the disposition of -0- .

Item 5.         Ownership of Five Percent or Less of a Class.

                  N/A

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported

                  N/A

Item 8.         Identification and Classification of Members of the Group.

                  N/A

Item 9.         Notice of Dissolution Group.

                  N/A

Item. 10.       Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                              FIRST MEDIA TF HOLDINGS LLC

                              By:     First Media, L.P., its Manager/Member
                                      By: First Media Corporation,
                                      its sole General Partner

                                      /s/Ralph W. Hardy, Jr.     January 13,2000
                                      ----------------------     ---------------
                                      Ralph W. Hardy, Jr.              Date
                                      Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                    FIRST MEDIA, L.P.

                                    By: First Media Corporation,
                                    its sole General Partner

                                    /s/Ralph W. Hardy, Jr.       January 13,2000
                                    -----------------------      ---------------
                                    Ralph W. Hardy, Jr.               Date
                                    Secretary

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    FIRST MEDIA CORPORATION
                                    /s/Ralph W. Hardy, Jr.      January 13, 2000
                                    ---------------------       ----------------
                                    Ralph W. Hardy, Jr.               Date
                                    Secretary